Exhibit 8.1



                 [FORM OF OPINION OF STROOCK & STROOCK & LAVAN]



                                                                      , 1996



NationsBank Corporation
NationsBank Corporate Center
Charlotte, North Carolina   28255

Ladies and Gentlemen:

         We have acted as special tax counsel to NationsBank Corporation (the "Company") and to NB Capital Trust III, NB Capital Trust IV and NB Capital Trust V (the "Trusts") in connection with the proposed issuance of (i) Preferred Securities (the "Preferred Securities") of the Trusts to be offered in one or more underwritten public offerings; (ii) Junior Subordinated
Notes (the "Notes") of the Company to be issued pursuant to the terms of an indenture between the Company and The Bank of New York, as trustee (the "Indenture"), and sold by the Company to the Trusts, and (iii) Guarantee Agreements of the Company with respect to the Preferred Securities (the "Guarantees") between the Company and The Bank of New York, as trustee. The Preferred Securities are to be issued in a combined aggregate liquidation amount of up to $1,000,000,000, as contemplated by the registration statement on Form S-3 (the "Registration Statement") filed by the Company and the Trusts for the registration of the Preferred Securities, the Notes and the Guarantees under the Securities Act of 1933, as amended (the "Act").

         We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement,
(ii) the Indenture, and (iii) the Guarantees. We have also examined such other documents and satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion.

         [Based on the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that the statements contained in the preliminary prospectus supplement constituting part of the Registration Statement under the caption "United States Federal Income Taxation" describing certain federal income tax consequences to holders of the Preferred Securities and the Notes, as qualified therein, constitute an accurate description, in general terms, of the indicated United States federal tax consequences to such holders.]

         The opinion expressed above is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury regulations, published interpretations of the Code and such Treasury regulations by the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any such changes may or may not be retroactively applied.

         Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or express any opinion herein concerning any law other than the laws of the State of New York and the federal laws of the United States of America (excluding therefrom principles of conflicts of laws, state securities or blue sky laws). To the extent that our opinion relates to or is dependent upon matters governed by the laws of other states, we have assumed the legal conclusions set forth in the opinions of Smith Helms Mulliss & Moore, L.L.P. and of Richards, Layton & Finger which have been filed as Exhibits 5.1 and 5.2, respectively, to the Registration Statement.

         This letter is not being delivered for the benefit of, nor may it be relied upon by, the holders of the Notes, the Guarantees or the Preferred Securities or any other party to which it is not specifically addressed or on which reliance is not expressly permitted hereby.

                                                 Very truly yours,



                                                 [Stroock & Stroock & Lavan]